Exhibit 99.1

FORM OF INSTRUCTIONS

AS TO USE OF

TEJON RANCH CO.

RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK OR BROKER

AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Tejon Ranch Co., a Delaware corporation (“Tejon”), to the holders of record (the “Recordholders”) of its common stock, par value $0.50 per share (the “Common Stock”), as described in the Tejon prospectus dated May [—], 2010 (the “Prospectus”). Recordholders of Common Stock as of 5:00 p.m., New York time, on May 21, 2010 (the “Record Date”) are receiving, at no charge, transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock (the “Underlying Shares”). In the Rights Offering, Tejon is offering an aggregate of 2,173,946 Underlying Shares.

Each Recordholder will receive one Right for each share of Common Stock owned of record as of 5:00 p.m., New York time, on the Record Date. The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on June 14, 2010, unless extended (the “Expiration Time”). Each Right allows the holder thereof to subscribe for 0.12701 shares of Common Stock (the “Basic Subscription Privilege”) at the cash price of $23.00 per full share (the “Subscription Price”). For example, if a Recordholder owned 100 shares of Common Stock as of 5:00 p.m., New York time on the Record Date, it would receive 100 Rights and would have the right to purchase 12.701 shares of Common Stock (rounded down to 12 shares, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price.

If a holder purchases all of the shares of common stock available to it pursuant to its Basic Subscription Privilege, it may also choose to purchase a portion of the shares of our Common Stock that are not purchased by other stockholders through the exercise of their respective basic subscription privilege (the “Over-Subscription Privilege”). If sufficient shares of Common Stock are available, we will seek to honor over-subscription requests in full. If, however, over-subscription requests exceed the number of shares of Common Stock available after the exercise of stockholders’ Basic Subscription Privilege (such remaining shares, the “Unsubscribed Shares”), Tejon will allocate the Unsubscribed Shares pro rata among those holders who properly exercised their Over-Subscription Privilege in proportion to the number of shares of Common Stock owned by such stockholder on the Record Date, relative to the number of shares of Common Stock owned on the Record Date by all stockholders exercising their Over-Subscription Privilege. If this pro rata allocation results in any person receiving a greater number of Unsubscribed Shares than the person subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such person will be allocated only that number of Unsubscribed Shares for which the person oversubscribed, and the remaining Unsubscribed Shares will be re-allocated among all other persons exercising the Over-Subscription Privilege on the same pro rata basis described above. The pro ration process will be repeated until all Unsubscribed Shares have been allocated or all Over-Subscription Privilege have been fulfilled, whichever occurs earlier.

If there are not enough Unsubscribed Shares to honor all requests under the Over-Subscription Privilege, Tejon may, at its discretion, elect to issue up to an additional 434,789 shares of Common Stock (the “Over-Allotment Shares”) to honor requests under the Over-Subscription Privilege, subject to the same terms and conditions of the Rights Offering, including the pro ration procedures described above with respect to Unsubscribed Shares.

Each Recordholder will be required to submit payment in full for all the shares it wishes to buy with its Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a Recordholder wishes to maximize the number of shares it may purchase pursuant to the Recordholder’s Over-Subscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to the Recordholder, assuming that no stockholder other than such Recordholder purchases any shares of Common Stock pursuant to their Basic Subscription Privilege and Over-Subscription Privilege.

Fractional shares of Common Stock resulting from the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Tejon will not be required to issue shares of our Common Stock to you if the Subscription Agent does not receive your payment prior to the Expiration Time, regardless of when you send the subscription payment and related documents, unless you send the documents in compliance with the guaranteed delivery procedures described below. Tejon may extend the Expiration Time by giving oral or written notice to the Subscription Agent on or before the Expiration Time. If Tejon elects to extend the Expiration Time, it will issue a press release announcing such extension no later than 9:00 a.m., New York time, on the next business day after the most recently announced Expiration Time. The Rights will be evidenced by transferable Rights certificates (the “Rights Certificates”).

The number of Rights to which you are entitled is printed on the face of your Rights Certificate. The number of Rights printed on the face of the Rights Certificate can be used to help you determine your percentage ownership for the purposes of determining the number of shares you elect to subscribe for pursuant to the Over-Subscription Privilege. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.

YOUR RIGHTS CERTIFICATES, OR NOTICE OF GUARANTEED DELIVERY, AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION PRIVILEGE PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL SHARES OF COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE THE EXPIRATION TIME. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED, EVEN IF THE RIGHTS OFFERING IS EXTENDED BY TEJON’S BOARD OF DIRECTORS. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1.	Method of Subscription—Exercise of Rights.

To exercise Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege plus the full Subscription Price for any Unsubscribed Shares you elect to subscribe for pursuant to the Over-Subscription Privilege, to the Subscription Agent, on or prior to the Expiration Time. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in United States dollars for the full number of Underlying Shares being subscribed for, by cashier’s or certified check drawn upon a United States bank payable to BNY Mellon Shareowner Services, acting on behalf of The Bank of New York Mellon, the Subscription Agent, at the address set forth below.

The Rights Certificate and payment of the Subscription Price, or, if applicable, Notices of Guaranteed Delivery (as defined below) must be delivered to the Subscription Agent by one of the methods described below:

If Delivering by Mail: BNY Mellon Shareowner Services Attn: Corporate Actions Dept. P.O. Box 3301 South Hackensack, NJ 07606-3301	If Delivering by Overnight Courier or by Hand: BNY Mellon Shareowner Services Attn: Corporate Actions Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

Telephone Number for Information:

1-866-300-2898 (toll free) or 1-201-680-6579 (call collect)

Delivery to an address or by a method other than those above will not constitute valid delivery.

When making arrangements with your bank or broker for the delivery of funds on your behalf you may also request such bank or broker to exercise the Rights Certificate on your behalf. Alternatively, you may cause a written guarantee substantially in the form of Exhibit A to these instructions (the “Notice of Guaranteed Delivery”), from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, shareholder, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, (each, an “Eligible Institution”), to be received by the Subscription Agent on or prior to the Expiration Time together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by the Rights Certificate or Rights Certificates held by you, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege, the number of additional shares of Common Stock you wish to subscribe for pursuant to the Over-Subscription Privilege and that you will guarantee the delivery to the Subscription Agent of any properly completed and executed Rights Certificate or Rights Certificates evidencing such Rights within three (3) business days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, the properly completed Rights Certificate or Rights Certificates evidencing the Right or Rights being exercised, with any signatures required to be guaranteed so guaranteed, must be received by the Subscription Agent within three (3) business days following the date of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Rights Certificates at the address set forth above, or may be transmitted to the Subscription Agent by facsimile transmission (Facsimile No. (201) 680-4626. For Confirmation of Facsimile Transmission No. (201) 680-4860). Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the address set forth above, or by calling BNY Mellon Shareowner Services, the Information Agent, at 1-866-300-2898 (toll free) or 1-201-680-6579 (call collect).

If you do not indicate the number of Rights being exercised, or do not forward full payment of the Subscription Price, then you will be deemed to have exercised your Rights with respect to the maximum number of Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent. If your aggregate Subscription Price is greater than the amount you owe for exercise of your Basic Subscription Privilege in full, you will be deemed to have exercised your Over-Subscription Privilege to purchase the maximum number of shares of Common Stock with your over-payment. If we do not apply your full Subscription Price payment to your purchase of shares of Common Stock, the excess subscription payment received by the Subscription Agent will be returned to you, without interest, as soon as practicable.

Brokers, custodian banks and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and Tejon, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege and the number of shares of Common Stock that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.

Tejon can provide no assurances that each Recordholder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Over-Subscription Privilege in full at the expiration of the Rights Offering. Tejon will not be able to satisfy a Recordholder’s exercise of the Over-Subscription Privilege if all of the stockholders exercise their Basic Subscription Privileges in full, and it decides not to issue any Over-Allotment Shares, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Privileges.

To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Recordholder pursuant to the Over-Subscription Privilege is less than the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Privilege, the Recordholder will be allocated only the number of Unsubscribed Shares available to it, as soon as practicable after the Expiration Time, and the Recordholder’s excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable. To the extent the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Recordholder pursuant to the Over-Subscription Privilege, such Recordholder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Privilege. See “The Rights Offering—Over-Subscription and Over-Allotment Privilege” in the Prospectus.

2.	Issuance of Common Stock.

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate.

(a) Basic Subscription Privilege. As soon as practicable after the Expiration Time and the valid exercise of Rights, the Subscription Agent will mail to each exercising Rights holder certificates representing shares of Common Stock purchased pursuant to the Basic Subscription Privilege.

(b) Over-Subscription Privilege. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder that validly exercises the Over-Subscription Privilege certificates representing the number of shares of Common Stock, if any, allocated to such Rights holder pursuant to the Over-Subscription Privilege.

(c) Excess Cash Payments. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received in payment of the Subscription Price the Subscription Agent will be mailed to each Rights holder, without interest.

3.	Sale or Transfer of Rights.

The Rights granted to you are transferable during the course of the subscription period and have been admitted for trading on the New York Stock Exchange under the symbol “TRC RT.” We expect the Rights to trade until 4:00 p.m., New York time, on June 11, 2010, the last business day prior to the expiration date of this rights offering (or, if the offer is extended, on the business day immediately prior to the extended expiration date). As a result, you may transfer or sell your subscription rights if you do not want to purchase any shares of Common Stock. However, the Rights are a new issue of securities with no prior trading market, and there can be no assurances provided as to the liquidity of the trading market for the Rights or their market value.

(a) Sale of Unexercised Rights Through the Subscription Agent. If you are a Recordholder of a Rights Certificate, you may sell your Rights through the Subscription Agent. To sell unexercised Rights evidenced by a Rights Certificate through the Subscription Agent, so indicate by checking box “4” and execute your Rights Certificate.

IF THE SUBSCRIPTION AGENT SELLS ANY OF YOUR RIGHTS, SUCH RIGHTS WILL BE DEEMED TO HAVE BEEN SOLD AT THE WEIGHTED AVERAGE NET SALE PRICE OF ALL RIGHTS SOLD BY THE SUBSCRIPTION AGENT ON THE RELEVANT DATE OF SALE. IF LESS THAN ALL SALES ORDERS RECEIVED BY THE SUBSCRIPTION AGENT ON A PARTICULAR DATE ARE FILLED, IT WILL PRORATE THE NET PROCEEDS FROM THE SALE OF RIGHTS THAT WERE ABLE TO BE EXECUTED AMONG YOU AND THE OTHER SUBSCRIPTION RIGHTS HOLDERS THAT ELECTED TO SELL THEIR SUBSCRIPTION RIGHTS ON THAT DATE BASED UPON THE NUMBER OF SUBSCRIPTION RIGHTS THAT EACH HOLDER HAS INSTRUCTED THE SUBSCRIPTION AGENT TO SELL ON SUCH DATE. THE SUBSCRIPTION AGENT IS REQUIRED TO SELL YOUR SUBSCRIPTION RIGHTS ONLY IF IT IS ABLE TO FIND BUYERS. The Subscription Agent will send the holder by mail a check for the net proceeds from the sale of any Rights sold, less certain transaction fees and commissions not to exceed $0.12 per Right and any applicable taxes, as soon as practicable following the sale. THE SUBSCRIPTION AGENT IS REQUIRED TO SELL YOUR RIGHTS ONLY IF IT IS ABLE TO FIND BUYERS. NO ASSURANCE CAN BE GIVEN THAT A MARKET WILL DEVELOP OR BE MAINTAINED FOR THE RIGHTS OR THAT THE SUBCRIPTION AGENT WILL BE ABLE TO SELL ANY RIGHTS. You must have your order to sell your Rights to the Subscription Agent by 5:00 p.m., New York time, on June 9, 2010, three business days before the Expiration Time. If the Subscription Agent cannot sell your rights by 4:00 p.m., New York time, on June 11, 2010, the Subscription Agent will hold your Rights Certificate for pick up by you at the Subscription Agent’s hand delivery address provided above.

(b) Sale of Subscription Rights Through a Broker. If you are a beneficial owner of shares of Common Stock on the Record Date or will receive your Rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the Rights Offering. If you wish to sell your Rights through your broker, custodian bank or other nominee, you must deliver your order to sell to your broker, custodian bank or other nominee such that it will be actually received prior to 4:00 p.m., New York time, on June 11, 2010, the last business day prior to the Expiration Time. If you sell your Rights through your broker, custodian bank or other nominee instead of the Subscription Agent, your sales proceeds will be the actual sales price of your Rights less any applicable broker’s commission, taxes or other fees, rather than the weighted average net sale price of all Rights sold by the Subscription Agent on the relevant date described above.

4.	Execution.

(a) Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c) Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify special payment or delivery instructions.

5.	Method of Delivery.

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder.

6.	Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Basic Subscription Privilege and of the Over-Subscription Privilege may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised subscribed for pursuant to the Basic Subscription Privilege and the number of Unsubscribed Shares subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege.